DEED OF SHARE CHARGE

By

Future Glory Technology Holdings Limited

in favor of

XIE Shulan

Dated as of August 13, 2025

DEED OF SHARE CHARGE (this “Deed”) is made on August 13, 2025:

BY:

Future Glory Technology Holdings Limited, a company incorporated under the Laws of British Virgin Islands (the “Pledgor”).

IN FAVOR OF:

Xie Shulan, a Chinese citizen (the “Secured Party”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

(A)
Liu Chang (the “Borrower”), and the Secured Party have entered into a loan agreement on August 7, 2025, as amended from time to time (the “Loan Agreement”), pursuant to which the Secured Party has provided a facility in the aggregate principal amount of RMB28,900,082.63 to the Borrower.
(B)
17 Education & Technology Group Inc. (the “Company”) is a company incorporated and existing under the Laws of the Cayman Islands. As of the date hereof, the Pledgor owns 18,252,336 Class A Ordinary Shares and 83,093,664 Class B Ordinary Shares (the “Charged Shares”) of the Company.
(C)
To secure the obligations of the Borrower under the Loan Agreement, the Pledgor has agreed to create a security interest over the Charged Shares and all Proceeds (as defined below) until all of the Secured Obligations (as defined below) have been satisfied, waived or terminated.

IT IS AGREED as follows:

1.
DEFINITIONS

1.1.
In this Deed, unless the context otherwise requires, the following words and expressions have the following meanings:

“Charge” means the assignment, charge and mortgage of the Security granted by the Pledgor in favor of the Secured Party pursuant to Section 2.

“Law” or “Laws” means, all applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

“Proceeds” means all proceeds, whether in the form of cash or other property, deriving from legal or beneficial ownership of the Charged Shares, including all dividends or other distributions (whether in cash, shares or other property) and all sale proceeds.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent) owed by the Borrowers to the affiliate of the Secured Party under the Loan Agreement.

“Security” means the Charged Shares and the Proceeds.

2.
GRANT OF SECURITY

2.1.
The Pledgor hereby charges and mortgages the Security to the Secured Party as first priority security for the Secured Obligations.

2.2.
The Pledgor represents and warrants that it is the sole legal and beneficial owner of the Security. In conformity with standard practice and in order to give to the Secured Party full effect to the Charge, after the date of this Deed, the Pledgor will deliver to the Secured Party each of the following:

(a)
duly executed share certificates of the Charge Shares;
(b)
evidence that the register of members of the Company has been annotated to note that the Pledgor has charged and mortgage the Charged Shares in favor of the Secured Party;
(c)
a certified copy of the updated register of charges of the Pledgor reflecting the creation of security under this Deed and the Original certificate of registration of charge issued by the Registrar of Corporate Affairs.

2.3.
The Pledgor shall promptly do whatever the Secured Party reasonably requires:

(a)
to perfect or protect the Charges or the priority of the Charges; and
(b)
to facilitate the realization of the Charged Shares or the exercise of any rights vested in the Secured Party upon the Charge becoming enforceable.

2.4.
The Charge shall become enforceable in case of any failure to perform the Secured Obligations. The Secured Party may at its absolute discretion take such action and/or institute such proceedings as it may think fit to enforce the Charge.

(a)
In the event that the Secured Party enforces the Charge, the Secured Party may promptly acquire, sell to any party, including parties designated by the Secured Party, or otherwise dispose of all or any part of the title to and interest in the Security in accordance with Laws with the consideration no less than the then fair market value of the Security.

(b)
For the purpose of, or pending the discharge of, any of the Secured Obligations, the Secured Party may convert any monies received, recovered or realized by it under this Deed from the existing currencies of denominating into such other currencies of denomination as the Secured Party may think fit. Any such conversion shall be effected at the Secured Party’s then prevailing spot selling rate of exchange for such other currency against the existing currency.
(c)
All monies received by the Secured Party on the realization or enforcement of this Charge shall be applied by the Secured Party: (i) first in payment or satisfaction of the expenses related to enforcement of this Charge, (ii) secondly, in repayment and discharge of the Secured Obligations, and (iii) thirdly, in payment of the balance (if any) to the Pledgor.

2.5.
Before the Charge becomes enforceable, the Pledgor shall be entitled to exercise or direct the exercise of the voting rights attached to any of the Charged Shares in such manner as it sees fit, except in any manner that is inconsistent with or that prejudices or is likely to prejudice the interests of the Secured Party under this Deed or is otherwise inconsistent with this Deed and the Loan Agreement.

3.
DISCHARGE OF SECURITY

3.1.
The Charge shall be released upon all of the Secured Obligations having been satisfied, waived or terminated.
3.2.
Upon the due payment or satisfaction in full of the Secured Obligations, the Secured Party shall take immediate action as the Pledgor may reasonably request to release the Security from the Charge and to return the documents delivered to the Secured Party referred to in Section 2.2 of this Deed to the Pledgor. In the event that some of the Security has been enforced pursuant to Section 2.4, upon such release, the Secured Party shall return to the Pledgor all the remaining Security and/or the remaining portion of cash or securities received by it from the disposal of the Security in connection with such enforcement after the Secured Party has been fully compensated for the relevant losses.

4.
MISCELLANEOUS

4.1.
This Deed may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.
4.2.
This Deed may be executed in one or more counterparts including counterparts transmitted by email, telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document. Facsimile and e-mailed copied of signatures in portable document formant (PDF) shall be deemed to be originals for purposes of the effectiveness of this Deed.
4.3.
This deed shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to the principles of conflicts to law of any jurisdiction.

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EXECUTED AND DELIVERED AS A DEED on the date and year first above written.

The Pledgor:

Future Glory Technology Holdings Limited

By: /s/ Liu Chang

Name: Liu Chang

Title Authorized Signatory

The Secured Party

Xie Shulan

By: /s/ Xie Shulan